Form 10-K, Exhibit 13
period 1993-12-31
BETZ LABORATORIES INC
filed 1994-03-25
CIK 11884

FINANCIAL REPORT
Betz Laboratories, Inc.
- - ----------------------------------------------------------------------------

REPORT OF ERNST & YOUNG,
INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Betz Laboratories, Inc.


     We have audited the accompanying consolidated balance sheets of Betz Laboratories, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of operations, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Betz Laboratories, Inc. at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in the Notes to Consolidated Financial Statements, in 1993 the Company changed its methods of accounting for income taxes (Note 2) and postretirement benefits other than pensions (Note 9) and changed its method of calculating asset values used in the determination of pension expense (Note 3).




          ERNST & YOUNG




Philadelphia, Pennsylvania
January 27, 1994




CONSOLIDATED STATEMENTS OF OPERATIONS
Betz Laboratories, Inc.
(In thousands, except per share amounts)
- - ------------------------------------------------------------------------


                                              Year Ended December 31
                                            1993       1992       1991
                                          --------   --------   --------

Net Sales                                 $684,872   $706,972   $665,565

Operating Costs and Expenses:
     Cost of products sold                 237,530    241,396    233,238
     Selling, research and
       administrative expenses             329,860    334,312    313,290
     Provision for restructuring            16,196          -          -
                                          --------   --------   --------
                                           583,586    575,708    546,528
                                          --------   --------   --------
                 OPERATING EARNINGS        101,286    131,264    119,037

Other Income (Expense):
     Investment and other income             2,927      3,228      4,991
     Interest expense                         (143)      (321)      (218)
                                          --------   --------   --------
                                             2,784      2,907      4,773
                                          --------   --------   --------

EARNINGS BEFORE INCOME TAXES AND CUM-
 ULATIVE EFFECT OF ACCOUNTING CHANGES      104,070    134,171    123,810

Income Taxes                                40,691     52,124     48,286
                                          --------   --------   --------

        EARNINGS BEFORE CUMULATIVE
      EFFECT OF ACCOUNTING CHANGES          63,379     82,047     75,524

Cumulative effect of accounting changes:
     Income taxes                            3,600          -          -
     Retiree health care, net of
       $1,700 income taxes                  (2,700)         -          -
     Pension, net of $780 income taxes       1,241          -          -
                                          --------   --------   --------
                                             2,141          -          -
                                          --------   --------   --------

                      NET EARNINGS        $ 65,520   $ 82,047   $ 75,524
                                          ========   ========   ========

Primary earnings per Common Share:
     Before cumulative effect of
       accounting changes                 $   2.05   $   2.71   $   2.47
     Accounting changes                        .07          -          -
                                          --------   --------   --------
     PRIMARY EARNINGS PER COMMON SHARE    $   2.12   $   2.71   $   2.47
                                          ========   ========   ========

Fully diluted earnings per Common Share:
     Before cumulative effect of
       accounting changes                 $   1.95   $   2.58   $   2.36
     Accounting changes                        .07          -          -
                                          --------   --------   --------
FULLY DILUTED EARNINGS PER COMMON SHARE   $   2.02   $   2.58   $   2.36
                                          ========   ========   ========

Average number of Common Shares:
          Primary                           28,576     28,474     28,547
                                          ========   ========   ========
          Fully diluted                     31,331     31,221     31,306
                                          ========   ========   ========

See notes to consolidated financial statements.





CONSOLIDATED BALANCE SHEETS
Betz Laboratories, Inc.
(Dollars in thousands)
- - ----------------------------------------------------------------------

                                                       December 31
                                                     1993        1992
                                                  --------    --------

ASSETS

CURRENT ASSETS
     Cash and cash equivalents                    $ 43,921    $ 46,363
     Trade accounts receivable, less allowances:
          1993 -- $2,698; 1992 -- $2,880           102,882     106,073
     Inventories:
       Finished products and goods purchased
         for resale                                 17,155      15,675
       Raw materials                                20,191      19,316
                                                  --------    --------
                                                    37,346      34,991

     Prepaid expenses and other                     24,486      15,065
                                                  --------    --------
                           TOTAL CURRENT ASSETS    208,635     202,492



PROPERTY, PLANT AND EQUIPMENT -- at cost
     Buildings                                     155,781     139,203
     Machinery and equipment                       360,426     328,466
     Allowance for depreciation                   (253,881)   (221,405)
                                                  --------    --------
                                                   262,326     246,264

     Land                                           21,146      21,018
     Construction in progress
      (estimated cost to complete -- $14,487)       17,270      21,089
                                                  --------    --------
                                                   300,742     288,371





OTHER ASSETS
     Investments and other                           7,223      15,022
     Intangibles -- at cost, less amortization:
          1993 -- $2,513; 1992 -- $2,187             4,529       4,732
                                                  --------    --------
                                                    11,752      19,754





                                                  --------     --------
                                                  $521,129     $510,617
                                                  ========     ========


- - ------------------------------------------------------------------------


                                                   December 31
                                                1993        1992
                                              --------   --------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable                   $ 32,554   $ 27,565
     Payroll and related taxes                  17,727     25,686
     Accrued expenses                           24,577     14,042
     Income taxes                                6,838      6,646
     Dividends payable                           9,845      9,698
     Current portion of ESOP debt                  500        500
                                              --------   --------

                  TOTAL CURRENT LIABILITIES     92,041     84,137

ESOP DEBT -- less portion classified as
   current                                      97,500     98,000

DEFERRED CREDITS
     Income taxes                               21,998     27,201
     Other deferred credits                     10,271      3,590
                                              --------   --------
                                                32,269     30,791

SHAREHOLDERS' EQUITY
     Preferred Shares -- Authorized - 1,000,000
      shares, $.10 par value, voting
      Series A ESOP Convertible, 8% Cumulative,
      stated at aggregate liquidation prefer-
      ence; Issued: 1993 -- 496,005 shares;
      1992 -- 497,323 shares                    99,201     99,465
     Guarantee of related ESOP debt            (94,101)   (95,374)
                                              --------   --------
                                                 5,100      4,091
     Common Shareholders' Equity:
      Common Shares -- Authorized - 90,000,000
      shares, $.10 par value;
      Issued (including treasury shares):
       1993 -- 33,654,715 shares;
       1992 -- 33,666,491 shares                 3,365      3,367
      Capital in excess of par value of shares  78,667     75,524
      Retained earnings                        394,726    373,005
      Cost of Common Shares in treasury:
       1993 -- 5,527,310 shares;
       1992 -- 5,146,082 shares               (170,442)  (150,550)
      Unearned compensation                     (7,773)    (9,511)
      Foreign currency translation adjustments  (4,324)     1,763
                                              --------   --------
              COMMON SHAREHOLDERS' EQUITY      294,219    293,598
                                              --------   --------

               TOTAL SHAREHOLDERS' EQUITY      299,319    297,689
                                              --------   --------

                                              $521,129   $510,617
                                              ========   ========

See notes to consolidated financial statements.






CONSOLIDATED STATEMENTS OF CASH FLOWS
Betz Laboratories, Inc.
(In thousands)
- - --------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31
                                                               1993           1992           1991
                                                             --------      --------       --------
OPERATING ACTIVITIES
     Net earnings                                            $ 65,520      $ 82,047       $ 75,524
     Adjustments to reconcile net earnings to
      net cash provided by operating activities:
          Depreciation and amortization                        42,083        38,883         33,827
          Compensation and employee benefit plans               4,707         5,569          5,749
          Income taxes                                          2,575         8,924          7,972
          Provision for restructuring                          16,196             -              -
          Cumulative effect of accounting changes              (2,141)            -              -
          Other, net                                             (745)            -            537
          Changes in operating assets and
            liabilities:
               Accounts receivable                              3,192       (12,909)        (6,973)
               Inventories                                     (2,959)           12          1,521
               Prepaid expenses and other                      (2,590)       (2,253)          (862)
               Accounts payable and accrued expenses           (5,665)       (5,603)         9,123
                                                             --------      --------       --------

       NET CASH PROVIDED BY OPERATING ACTIVITIES              120,173       114,670        126,418

INVESTING ACTIVITIES
     Expenditures for property, plant and equipment,
          net                                                 (63,212)      (74,290)       (58,408)
     Proceeds from sales of investments                        11,718             -          6,508
     Purchase of investments                                        -             -         (2,347)
     Other, net                                                  (258)          129            (38)
                                                             --------      --------       --------
           NET CASH USED IN INVESTING ACTIVITIES              (51,752)      (74,161)       (54,285)

FINANCING ACTIVITIES
     Dividends paid                                           (47,206)      (44,970)       (41,076)
     Proceeds from issuance of common stock,
       including treasury shares                                1,955         5,665          5,819
     Purchase of treasury stock                               (22,432)      (10,696)       (15,995)
     Principal payments on ESOP debt                             (500)         (500)          (500)
     Retirement of ESOP preferred stock                          (370)         (489)          (263)
                                                             --------      --------       --------

           NET CASH USED IN FINANCING ACTIVITIES              (68,553)      (50,990)       (52,015)

     Effect of exchange rate changes on cash                   (2,310)       (2,165)          (890)
                                                             --------      --------       --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (2,442)      (12,646)        19,228

     Cash and Cash Equivalents at Beginning of Year            46,363        59,009         39,781
                                                             --------      --------       --------

        CASH AND CASH EQUIVALENTS AT END OF YEAR             $ 43,921      $ 46,363       $ 59,009
                                                             ========      ========       ========
See notes to consolidated financial statements.






CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
Betz Laboratories, Inc.
(Dollars in thousands, except per share amounts)
- - -----------------------------------------------------------------------------------------------------------

                                                                          Year Ended December 31
                                                                   1993            1992            1991
                                                                 --------        --------        --------
COMMON SHARES
     Balance at beginning of year                                $  3,367        $  3,368        $  3,371
     Shares cancelled through stock plans
          (1993 -- 11,776 shares;  1992 --
           18,243 shares; 1991 -- 20,596 shares)                       (2)             (1)             (3)
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $  3,365        $  3,367        $  3,368
                                                                 ========        ========        ========

CAPITAL IN EXCESS OF PAR VALUE OF SHARES
     Balance at beginning of year                                $ 75,524        $ 68,531        $ 59,551
     Tax benefits related to stock plans                            2,130           4,701           5,248
     Shares issued through stock plans                              1,013           2,292           3,732
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $ 78,667        $ 75,524        $ 68,531
                                                                 ========        ========        ========

RETAINED EARNINGS
     Balance at beginning of year                                $373,005        $333,841        $297,686
     Net earnings for the year                                     65,520          82,047          75,524
     Common dividends declared (per share:
          1993 -- $1.39; 1992 -- $1.33;
          1991 -- $1.20)                                          (39,405)        (37,865)        (34,250)
     Preferred dividends declared ($16.00 per share)               (7,948)         (7,964)         (7,987)
     Tax benefit related to ESOP preferred
          dividends                                                 3,554           2,946           2,868
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $394,726        $373,005        $333,841
                                                                 ========        ========        ========

TREASURY SHARES
     Balance at beginning of year                                $150,550        $145,131        $134,730
     Purchases:  (1993 -- 505,200 shares; 1992 --
          200,000 shares; 1991 -- 300,000 shares)                  22,432          10,696          15,995
     Reissue of shares to stock plans:
          (1993 -- 123,972 shares; 1992 --
           271,007 shares; 1991 -- 371,918 shares)                 (2,540)         (5,277)         (5,594)
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $170,442        $150,550        $145,131
                                                                 ========        ========        ========

UNEARNED COMPENSATION
     Balance at beginning of year                                $  9,511        $ 11,460        $ 12,028
     New grants                                                     2,231           2,668           3,591
     Amounts expensed during the year                              (3,969)         (4,617)         (4,159)
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $  7,773        $  9,511        $ 11,460
                                                                 ========        ========        ========

UNREALIZED LOSS ON INVESTMENTS
     Balance at beginning of year                                $      -        $      -        $  5,050
     Unrealized increase in value of investments                        -               -          (2,040)
     Writedown of marketable securities                                 -               -          (3,010)
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $      -        $      -        $      -
                                                                 ========        ========        ========

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
     Balance at beginning of year                                $  1,763        $  6,659        $  9,900
     Current-year adjustments                                      (6,087)         (4,896)         (3,241)
                                                                 --------        --------        --------
                                   BALANCE AT END OF YEAR        $ (4,324)       $  1,763        $  6,659
                                                                 ========        ========        ========

See notes to consolidated financial statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Betz Laboratories, Inc.


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany items and transactions are eliminated from the consolidated statements.

     FOREIGN OPERATIONS -- The Company follows the practice of using a November 30 fiscal year for all foreign subsidiaries in order to expedite the year-end closing.

     CASH EQUIVALENTS -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of these investments approximates their fair value at December 31, 1993.

     INVENTORIES -- Inventories are stated at the lower of cost or market. Cost of approximately 70% of the inventory is determined by the last-in, first-out (LIFO) method, the balance by the first-in, first-out
(FIFO) method. If the FIFO method of inventory accounting had been used for all inventory, amounts would have been approximately $10,419,000 and $10,510,000 higher than reported at December 31, 1993 and December 31, 1992, respectively.

     DEPRECIATION -- Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Depreciation expense for the three years ended December 31, 1993, 1992 and 1991 is $41,758,000, $38,528,000 and $33,329,000, respectively.

     INVESTMENTS -- Investments are generally carried at cost.

     INTANGIBLE ASSETS -- Intangible assets consist primarily of cost in excess of net assets of acquired businesses. Amortization is computed by the straight-line method over 40 years.

     RESEARCH AND DEVELOPMENT -- Research and development costs
($28,732,000 in 1993, $28,343,000 in 1992 and $26,712,000 in 1991) are
charged to expense as incurred.

     PER SHARE AMOUNTS -- Primary earnings per Common Share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the periods presented. In computing primary earnings per Common Share, preferred stock dividends, net of related income tax benefit, reduce income available to common shareholders. In computing fully diluted earnings per Common Share, conversion of the Series A ESOP Convertible Preferred Shares is assumed.

     RECLASSIFICATIONS -- Certain amounts in the financial statements for the year ended December 31, 1992 have been reclassified to conform with 1993 classifications.


NOTE 2 -- INCOME TAXES

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Financial Accounting Standard No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated.

     The cumulative effect of adopting Statement 109 as of January 1, 1993, was to increase net income by $3,600,000. The effect on 1993 earnings before cumulative effect of accounting changes is not material.

     Deferred income taxes reflect the estimated future tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1993 are as follows:

     Deferred Tax Assets:
          Stock and benefit plans                             $  5,763
          Nondeductible expenses                                 7,395
          Tax carryforwards                                      2,788
          Other                                                  3,165
                                                              ---------

               Total Deferred Tax Assets                        19,111

          Valuation allowance for deferred tax assets           (3,095)
                                                              ---------

               Net Deferred Tax Assets                          16,016

     Deferred Tax Liabilities:
          Tax over book depreciation                           (29,913)
          Other                                                   (290)
                                                              ---------

               Total Deferred Tax Liabilities                  (30,203)
                                                              ---------

                    Net Deferred Tax Liabilities              $(14,187)
                                                              =========


     The Company included current net deferred tax assets of $4,696,000 for 1992 as a reduction of income taxes in the balance sheet. In 1993, prepaid expenses and other includes $7,712,000 of deferred tax assets, and investments and other includes $99,000 of deferred tax assets. The balance of $21,998,000 is included in deferred credits--income taxes on the balance sheet.

     The Company has the following capital loss and foreign tax credit carryforwards as of December 31, 1993 (in thousands):

                 Type                     Amount      Expiration Date
                 ----                     ------      ---------------

     Capital loss carryforwards           $  721     Beginning in 1999
     Foreign tax credit carryforwards      2,536     Beginning in 1995



     The provision for income taxes consists of the following (in thousands):

                               Currently
1993 - Liability Method         Payable         Deferred          Total
- - -----------------------        ---------        --------          -----

        Federal                 $28,879         $(2,507)         $26,372
        State                     5,505            (532)           4,973
        Foreign                   9,894            (548)           9,346
                                --------        ---------        --------

                                $44,278         $(3,587)         $40,691
                                ========        ========        ========

1992 - Deferred Method
- - ----------------------

        Federal                 $32,985         $ 1,013          $33,998
        State                     5,360              75            5,435
        Foreign                  12,730             (39)          12,691
                                --------        ---------        --------

                                $51,075         $ 1,049          $52,124
                                ========        ========        ========

1991 - Deferred Method
- - ----------------------

        Federal                 $34,054         $(  137)         $33,917
        State                     5,423              (7)           5,416
        Foreign                   9,033             (80)           8,953
                                --------        ---------        --------

                                $48,510         $(  224)         $48,286
                                ========        ========         ========


     A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:

                                          1993      1992      1991
                                          ----      ----      ----

        Federal tax rate                  35.0%     34.0%     34.0%
        State and local taxes, net
        of federal income taxes            3.2       2.8       2.8
        Other items                        0.9       2.0       2.2
                                          ------    ------    ------

     Effective income tax rate            39.1%     38.8%     39.0%
                                          ======    ======    ======


     The components of earnings before income taxes and cumulative effect of accounting changes consists of the following (in thousands):

                                 1993         1992          1991
                                 ----         ----          ----

        Domestic               $ 75,232     $ 99,316     $ 93,082
        Foreign                  28,838       34,855       30,728
                               ---------    ---------    ---------

                               $104,070     $134,171     $123,810
                               =========    =========    =========


     The Company made income tax payments of $43,087,000, $42,122,000 and $38,146,000 for the years 1993, 1992 and 1991, respectively.

     The Company has not provided United States income taxes on $66,224,000 of unremitted earnings of foreign subsidiaries because management views such earnings as being indefinitely invested.



NOTE 3 -- EMPLOYEE RETIREMENT PLANS

     The Company has defined benefit plans to provide pension benefits to substantially all of its employees. The benefits are primarily based on years of service and the employee's final average compensation. The Company's funding policy is to contribute an amount annually based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. Plan assets are principally invested in listed common stocks, bonds and common trust funds.

     Effective January 1, 1993, the Company changed its method of calculating the value of assets of its pension plan for purposes of determining annual pension costs under Financial Accounting Standard No.
87. This calculated value is the basis for computing the annual expected return on plan assets and the net amortization and deferral component of pension costs. This calculated value recognizes changes in fair value of assets over three years (previously five years). The new method, which also changes the manner in which such changes in fair value are recognized over the three-year period, is preferable because, in the Company's situation, it produces a calculated value which more closely approximates fair value, and is therefore more sensitive to the current economic environment, while still mitigating the effect of extreme market value fluctuations.

     The cumulative effect on years prior to 1993 is $1,241,000 (net of taxes of $780,000), or $.04 per share, which is a one-time, noncash increase in net income for 1993. The effect of this change on 1993 results of operations and the pro forma effects on results of operations for the prior periods presented are not material.

     Net periodic pension expense (excluding the cumulative effect of the accounting change) for the Company's defined benefit plans consists of the following (in thousands):

                                          1993         1992         1991
                                          ----         ----         ----

Service cost                            $ 6,262      $ 5,707      $ 4,597
Interest cost                            10,907        9,763        7,993
Return on plan assets                   (11,469)     (11,055)     (20,735)
Net amortization and deferral             1,477        3,457       14,044
                                        --------     --------     --------

Net periodic pension expense            $ 7,177      $ 7,872      $ 5,899
                                        ========     ========     ========


     The following table sets forth the actuarial present value of benefit obligations and funded status at December 31, 1993 and 1992 for the Company's plans (in thousands):

                                                  December 31
                                              1993           1992
                                              ----           ----
Actuarial present value of benefit
  obligations:
    Vested benefits                        $(113,256)    $( 81,979)
    Nonvested benefits                      (  6,900)     (  4,919)
                                           ----------    ----------

    Accumulated benefit obligation          (120,156)     ( 86,898)
    Effect of projected future salary
      increases                             ( 47,628)     ( 31,535)
                                           ----------    ----------

Projected benefit obligation                (167,784)     (118,433)
Plan assets at fair value                    142,069       116,242
                                           ----------    ----------

Projected benefit obligation in excess
  of plan assets                            ( 25,715)     (  2,191)

Unrecognized net loss (gain)                  18,953      (  8,617)
Unrecognized prior service cost                6,970         7,262
Adjustment required to recognize
  minimum liability                         (  2,418)     (  1,315)
                                           ----------    ----------

Net pension liability included in
  the balance sheet                        $(  2,210)    $(  4,861)
                                           ==========    ==========


     Assumptions used to develop the Company's net periodic pension expense and the actuarial present value of benefit obligations were as follows:

                                                  December 31
                                            1993     1992     1991
                                            ----     ----     ----

Discount rate                               7.25%    8.75%    8.75%
Rate of increase in compensation levels     5.0%     5.0%     5.0%
Long-term rate of return on plan assets     9.5%     9.5%     9.5%







NOTE 4 -- SEGMENT AND GEOGRAPHIC INFORMATION

      The Company operates principally in one industry segment which includes the development, manufacture and sale of specialty chemical products used to treat industrial water and industrial processes using water.

      The Company's areas of operation outside of the United States and Europe principally include Canada, the Caribbean and the Pacific. No one single foreign country in which the Company produces or markets its products is significant to consolidated operations. No single customer accounts for more than 10 percent of the Company's revenues.

      Information about the Company's operations in different geographic locations is shown below.


                          United                      Other
 1993                     States        Europe       Foreign      Consolidated
- - ------------------------------------------------------------------------------
    Net sales            $543,261       $84,613       $56,998        $684,872
    Operating earnings     82,298         9,905         9,083         101,286
    Identifiable assets   399,927        75,928        45,274         521,129
- - ------------------------------------------------------------------------------

 1992
- - ------------------------------------------------------------------------------
    Net sales            $557,401       $96,168       $53,403        $706,972
    Operating earnings    104,195        16,140        10,929         131,264
    Identifiable assets   397,306        75,149        38,162         510,617
- - ------------------------------------------------------------------------------

 1991
- - ------------------------------------------------------------------------------
    Net sales            $533,513       $80,094       $51,958        $665,565
    Operating earnings     95,074        13,144        10,819         119,037
    Identifiable assets   368,639        69,641        37,564         475,844
- - ------------------------------------------------------------------------------


      United States identifiable assets include $32,100,000, $49,500,000 and
 $51,000,000 of cash and cash equivalents, marketable securities and other investments at December 31, 1993, 1992 and 1991, respectively.  These assets are available for general corporate purposes.

      Direct export sales of $11,981,000, $10,913,000 and $9,989,000 for the years 1993, 1992 and 1991, respectively, are included in United States net sales.



NOTE 5 -- STOCK OPTION, STOCK INCENTIVE AND SHAREHOLDER
RIGHTS PLANS

     OPTION PLANS -- Options granted under the Company's Stock Option Plans are at the fair value at the date of grant. The period during which these options become exercisable ranges from date of grant to two years after date of grant. Unexercised options expire ten years after date of grant. No individual may receive an option if that individual owns (or would own if options were exercised) stock possessing 5 percent of the voting power or value of all classes of stock of the Company.

          Option activity is summarized as follows:

                                     Number of          Option Price
                                       Shares             per Share
                                     ----------         ------------


Outstanding at January 1, 1991       1,222,263      $15.125  -     $40.50
   Granted                             426,817       50.25   -      58.50
   Exercised                          (309,074)      15.125  -      50.25
                                     ----------

Outstanding at December 31, 1991     1,340,006       15.125  -      58.50
   Granted                             358,681       53.875  -      60.50
   Exercised                          (240,972)      15.125  -      56.75
                                     ----------

Outstanding at December 31, 1992     1,457,715       15.50   -      60.50
   Granted                             612,641       43.625  -      59.00
   Cancelled                           (20,619)      33.50   -      60.50
   Exercised                           (76,797)      15.50   -      58.25
                                     ----------

Outstanding at December 31, 1993     1,972,940     $ 17.375  -     $60.50
                                     ==========

Exercisable at December 31, 1993     1,605,145
                                     ==========


     INCENTIVE PLAN -- The Employee Stock Incentive Plan provides that up to 1,500,000 shares of common stock may be granted to April 11, 2001, at the discretion of the Board, to key employees at no cost to the employees. The Company granted 48,504, 47,573 and 76,431 shares during 1993, 1992 and 1991, respectively. Key employees receiving grants are entitled to receive dividends, but assumption of full beneficial ownership is contingent at the time of grant. In the event the employee does not remain in continuous employment for the periods stipulated, the shares are cancelled and revert to the Company for reissuance under the Plan.

          The aggregate fair market value of the shares granted under this Plan is considered unearned compensation at the time of grant and compensation is earned ratably over the stipulated period.

          At December 31, 1993, the Company had remaining an aggregate of 2,588,578 Common Shares reserved for issuance under its Stock Option Plans and 657,107 Common Shares available for issuance under its Employee Stock Incentive Plan.

     COMMON STOCK SHAREHOLDER RIGHTS PLAN -- On September 8,
1988, the Board of Directors declared a distribution of one Stock Purchase Right for each Common Share outstanding. Each right will entitle the holder to buy from the Company a unit consisting of one Common Share at an exercise price of $75 per unit. The rights become exercisable ten days after a public announcement that a person or group has acquired 20 percent or more of the Company's Common Shares or has commenced a tender offer for 20 percent or more of the Common Shares. The rights may be redeemed prior to becoming exercisable by action of the Board of Directors at a redemption price of $.01 per right. If more than 20 percent of the Company's Common Shares become held by a beneficial owner, other than pursuant to an offer deemed in the best interests of the shareholders by the Company's independent directors, each right may be exercised for Common Shares, or other property, of the Company having a value of twice the exercise price of each right. If the Company is acquired by any person after the rights become exercisable, each right will entitle its holder to receive common shares of the acquiring company having a market value of twice the exercise price of each right. The rights expire on September 19, 1998.


NOTE 6 -- EMPLOYEE STOCK OWNERSHIP (ESOP) AND 401(K) PLAN

     In 1989, the Company established an ESOP and a related trust as a long-term benefit for substantially all of its domestic employees. This plan supplements the Company's employee retirement plan. Under this plan, the Company sold 500,000 shares of a new Series A ESOP Convertible Preferred Stock to the trust for $100,000,000. The Company arranged for and guaranteed a loan of $100,000,000 to the trust for the purchase of the preferred stock. Proceeds of the loan were primarily used for the purchase of common treasury stock to be used for future conversion and redemption of the preferred stock, which is presently convertible into 2,776,000 shares of common stock. The loan and guarantee are recorded in the Company's consolidated balance sheets as long-term debt and a reduction in shareholders' equity.

     Effective January 1, 1990, the Company's 401(k) program was integrated into the Employee Stock Ownership Plan. Employees may invest 2-15 percent of eligible compensation. Company matches, equal to 25 percent of the first 4 percent of employees' investments, fully vest to employees upon the completion of 5 years of service. The Company's matching contributions, which are included in ESOP expense, are made in the form of the ESOP Convertible Preferred Stock. The fair value of such matching contributions amounted to $1,411,000 in 1993, $1,224,000 in 1992 and $1,019,000 in 1991.

     After satisfying the 401(k) matching contributions, the remaining shares of ESOP stock are allocated to each participant based on the ratio of the participant's compensation to total compensation of all participants. During 1993, 1,318 shares of the Preferred Stock were redeemed by plan participants and permanently retired.

     The Company is required to make quarterly contributions to the Plan which enable the Trust to service its indebtedness. Net ESOP cost for the Company is comprised of the following elements (in thousands):

                                            1993        1992        1991
                                            ----        ----        ----

ESOP expense                              $ 9,210     $ 9,321     $ 9,383

Preferred dividends (charged to
  retained earnings)                       (7,947)     (7,964)     (7,987)
                                          --------    --------    --------

ESOP expense charged to earnings          $ 1,263     $ 1,357     $ 1,396
                                          ========    ========    ========

ESOP debt interest expense at 8.08%
  for 1993; 8.15% for 1991 and 1992       $ 7,937     $ 8,047     $ 8,088
                                          ========    ========    ========

ESOP contributions                        $ 8,441     $ 8,548     $ 8,633
                                          ========    ========    ========

     The ESOP expense is calculated using the 80-percent-of-shares-allocated method. To the extent that this expense exceeds the ESOP's annual debt service requirements, an adjustment is made to the shareholders' equity reduction to reflect the cumulative effect of the excess charges ($5,899,000, $4,626,000 and $3,351,000 in 1993, 1992 and
1991, respectively).

     The ESOP debt matures on June 19, 2009 and requires principal payments as follows: 1994 -- $500,000; in each of the years 1995-1998 -- $1,000,000. The Company is obligated to maintain, among other things, certain levels of tangible net worth and interest coverage, and not to exceed a maximum funded debt level. The fair value of the ESOP debt approximates $106,000,000, which was estimated using discounted cash flow analyses, based on quoted market rates for similar obligations.

     Amounts paid by the Company to the ESOP which are characterized as interest expense in the accompanying financial statements and interest on other indebtedness amounted to $1,331,000, $1,375,000 and $1,527,000 for the years 1993, 1992 and 1991, respectively. Capitalized interest amounted to $1,188,000, $1,055,000 and $1,309,000 in 1993, 1992 and 1991,
respectively.


NOTE 7 -- LONG-TERM LEASES

          Total rental expense for all leases amounted to $13,270,000 in 1993, $12,064,000 in 1992 and $9,798,000 in 1991. The future rental commitments, primarily for automobiles, as of December 31, 1993 for all noncancelable leases are: 1994 -- $8,176,000, 1995 -- $3,696,000, 1996 --
$915,000, 1997 -- $254,000, 1998 -- $166,000 and $1,068,000 thereafter.


NOTE 8 -- PROVISION FOR RESTRUCTURING

          The $16,196,000 provision for restructuring recorded in 1993 is for the estimated costs associated with the Company's decision to lower operating costs on a prospective basis and reorganize the Company's marketing efforts on a global basis. The provision includes $5,171,000 for asset writedowns and $11,025,000 for personnel reductions, globalization of marketing efforts and other anticipated restructuring costs. At December 31, 1993, $6,312,000 and $4,345,000 of accrued restructuring costs are included in accrued expenses and other deferred credits, respectively.


NOTE 9 -- POSTRETIREMENT BENEFITS

          The Company pays limited medical insurance premiums on behalf of certain early retirees as well as providing a small life insurance benefit for certain retirees. Prior to 1993, the cost of these benefits, which was not significant, was charged to expense when incurred.

          Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 106. Under this standard, the Company recognizes the cost of postretirement benefits over the active service period of its employees. The Company elected to recognize the transition obligation, which represents the previously unrecognized prior service cost, as a one-time noncash charge of $2,700,000 to net earnings in the first quarter of 1993. This charge is net of a $1,700,000 deferred tax benefit.

          The following table sets forth the plans' status at December 31, 1993:

          Accumulated postretirement benefit obligation (in thousands):

          Retirees                                        $(1,000)
          Active plan participants                         (5,000)
                                                          --------

          Accumulated postretirement benefit obligation    (6,000)

          Unrecognized net loss                             1,100
                                                          --------

          Postretirement benefit liability included
             in balance sheet                             $(4,900)
                                                          ========

          Such benefit obligation is unfunded.

          The components of net periodic postretirement benefit cost for the year ended December 31, 1993 follow (in thousands):

          Service cost                                    $   180
          Interest cost on accumulated benefit
              obligation                                      320
                                                          --------

          Net periodic postretirement benefit costs       $   500
                                                          ========

The estimated cash expenses for these benefits is approximately $120,000 per year.

          The accumulated postretirement benefit obligation, service cost and interest components were determined using a discount rate of 8.75% in 1993 (7.25% effective December 31, 1993). 1993 health care and Medicare cost trend assumptions were 13% and 14%, grading down to an ultimate rate of 6%, at the rate of 1% and 0.5% per year, respectively. An increase of 1% each year in the health care and Medicare cost trends assumption would increase the accumulated benefit obligation by approximately $535,000.


NOTE 10 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)




     The following is a summary of quarterly financial information for the years ended December 31, 1993 and 1992 (in thousands, except for per share data).

                                          1993 Quarter Ended                          1992 Quarter Ended
                               ----------------------------------------   -----------------------------------------
                               March 31    June 30   Sept. 30   Dec. 31   March 31    June 30   Sept. 30    Dec. 31
                               --------    -------   --------   -------   --------   --------   --------   --------
Net Sales                      $168,495   $171,472   $176,543  $168,362   $175,673   $175,850   $182,860   $172,589
Gross Profit                    109,578    112,712    116,713   108,339    114,854    115,146    120,536    115,040
Earnings Before Income Taxes
  and Cumulative Effect of
  Accounting Changes             31,198     30,574     29,540    12,758     32,960     33,211     35,068     32,932
Earnings Before Cumulative
  Effect of Accounting
  Changes                        19,187     18,803     17,639     7,750     20,106     20,391     21,461     20,089
Net Earnings                     21,328     18,803     17,639     7,750     20,106     20,391     21,461     20,089

Net Earnings Per Common Share:
   Primary
     Before Cumulative Effect
       of Accounting Changes        .62        .61        .58       .24        .66        .67        .71        .67
     Net Earnings                   .69        .61        .58       .24        .66        .67        .71        .67
   Fully Diluted
     Before Cumulative Effect
       of Accounting Changes        .59        .58        .54       .24        .63        .64        .68        .63
     Net Earnings                   .66        .58        .54       .24        .63        .64        .68        .63

Cash Dividends Declared Per
  Common Share                      .34        .35        .35       .35        .31        .34        .34        .34

Common Stock Market Prices:
    High Price                   62-7/8         53     49-7/8    45-1/2     66-1/4     59-1/2     56-3/4     62-5/8
    Low Price                    51-1/4         44     44-1/8        40     54-3/4     48-1/4     50-3/4     51-1/2

     Certain 1993 quarterly amounts have been restated or reclassified from previously reported amounts due to the provision for restructuring (Note 8) and the change in the method of determining pension expense (Note 3).

     Through December 14, 1992, the common stock of the Company was traded on the over-the-counter market and was listed under the symbol BETZ.  Effective December 15, 1992, the common stock of the Company is traded on the New York Stock
Exchange under the symbol BTL.  The high/low price represents the high and low sales prices for the Company's stock.
The approximate number of record holders of Common Shares as of February 14, 1994, was 3,973.




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Betz Laboratories, Inc.
- - ---------------------------------------------------------------------------


OVERVIEW

          Nineteen ninety-three was a difficult year for Betz and marks the first time since going public in 1965 that the Company has not experienced an increase in sales and pretax earnings.

          For the year 1993, net sales decreased $22.1 million from $707.0 million in 1992 to the current-year level of $684.9 million. The 3 percent sales decrease was comprised of a decrease of approximately 2 percent resulting from the effects of foreign currency fluctuations and a 2 percent volume-mix loss, partially offset by selling price increases of approximately 1 percent.

          Operating earnings decreased 23 percent from 1992's amount of $131.3 million to the current year's $101.3 million. Current-year earnings before income taxes and the cumulative effect of changes in the method of accounting for income taxes, retiree health benefits and employee retirement plans decreased 22 percent compared to 1992 totals from $134.2 million to $104.1 million. Net earnings decreased 20 percent from $82.0 million to $65.5 million. Primary earnings per Common Share decreased 22 percent from $2.71 to $2.12 while fully diluted earnings per Common Share also declined 22 percent from $2.58 to $2.02.

          During 1993, the Company recorded a pretax restructuring charge in the amount of $16.2 million, equivalent to $.31 per Common Share on a fully diluted, after-tax basis. This charge reflects a series of actions designed to lower operating costs on a prospective basis and includes personnel reductions, facilities consolidation, the disposition of unproductive assets and the cost of reorganizing the Company's marketing efforts on a global basis.

          In 1992, net sales increased 6 percent over 1991 (primarily comprised of volume-mix gains of approximately 4.5 percent and selling price increases of 2.5 percent, with virtually no effect resulting from changes in the value of foreign currencies relative to the U.S. dollar). Net earnings increased 9 percent for the same time period.

RESULTS OF OPERATIONS - 1993 VS. 1992

          The Company's results of operations for 1993 were negatively impacted by sluggish growth in the industrial sector of the economy, particularly the chemical, refining and paper industries, the Company's major customers. Some customers in these industries reduced consumption of existing treatment programs to meet short-term cost control objectives.

          The Company's domestic/foreign sales relationship was 79 percent/21 percent, respectively. Domestic sales decreased 3 percent from $557.4 million in 1992 to $543.3 million in 1993. Foreign sales decreased 5 percent from $149.6 million to $141.6 million for the same time period, but were up approximately 5 percent when translated at 1992 foreign currency exchange rates.

          On a combined basis, sales of the Betz Industrial Division, the Company's largest operating unit, and the Betz MetChem Division were down 5 percent from the prior year. Although Betz Industrial added new business at a record pace in 1993, the shrinkage in business at existing accounts more than offset new business gains.

          Sales at Betz PaperChem, Inc., our second largest domestic operating unit which markets the Company's line of specialty process chemicals to the pulp and paper industry, declined 4 percent from the 1992 level, primarily as a result of customer shutdowns and reduced treatment levels at existing accounts.

          Betz Process Chemicals, Inc. posted modest sales gains for 1993. The marketing of unique technology, such as SPEC-AID (registered trademark) Finished Product Additives and ALKAT-XL (registered trademark) treatment programs which increase the efficiency of alkylation units in refineries, contributed to the sales increase at this subsidiary.

          Betz Energy Chemicals, Inc. reported strong increases in sales of its oil field chemical treatment programs despite the fact that crude oil production within the U.S. fell to a 35-year low during 1993.

          Betz Entec, Inc. experienced a 6 percent sales increase over the prior year to the commercial, institutional and light industrial marketplace. New business generated by Betz Entec was a strong contributing factor to this unit's growth.

          Regarding our foreign operations, Betz Inc., the Company's Canadian subsidiary, recorded a 13 percent sales gain in Canadian dollars over the prior period. This operating unit experienced strong increases in sales of its process treatment programs to the pulp and paper industry. Betz International, Inc. reported a 10 percent increase in sales over 1992 and experienced strong gains in Southeast Asia, Korea and the Caribbean.

          Betz Europe, Inc. sales were up fractionally in local currencies, but were down 12 percent when translated to U.S. dollars. Sales increases in France, Italy and Scandinavia were offset by slightly lower sales in the rest of the Company's European operations.

          The Company's gross profit margin decreased slightly from 65.9 percent of net sales in the prior year to 65.3 percent of 1993's net sales. Selling, research and administrative expenses decreased from $334.3 million in 1992 to $329.9 million in 1993, but increased as a percent of net sales with 1993's level at 48.2 percent compared to 1992's 47.3 percent. The increase in selling, research and administrative expenses, as a percentage of net sales, is primarily related to higher levels of research and selling expenses due to continued emphasis on the development of new products and expansion of the Company's sales force. This increase is partially offset by declines in administrative expenses resulting from the implementation of cost controls during the first half of 1993.

          The $16.2 million provision for restructuring recorded in 1993 is for the estimated costs associated with the Company's decision to lower operating costs on a prospective basis and reorganize the Company's marketing efforts on a global basis. The provision includes a non-cash charge of $5.2 million for asset writedowns and $11.0 million for personnel reductions, globalization of marketing efforts and other anticipated restructuring costs. No significant components of this charge would have been recognized at this time in the absence of these efforts. Net reductions in expenses anticipated from the restructuring plan are estimated to be $6 million in 1994 and $10 million in 1995 and future years. The Company expects to fund the future cash expenditures for this program with cash provided by operations.

          Investment and other income decreased slightly as a result of lower investment yields on the Company's cash, partially offset by gains on the sales of long-term investments.

          The effective income tax rate increased from 38.8 percent in 1992 to 39.1 percent in 1993 and is estimated to increase to 40.0 percent in 1994, reflecting the provisions of the Omnibus Budget Reconciliation Act of 1993.

          In the first quarter of 1993, the Company adopted two new accounting standards issued by the Financial Accounting Standards Board. Financial Accounting Standard No. 106 requires companies to recognize expense relating to postretirement benefits as employees render services instead of when the benefits are actually paid. The cumulative effect of this change in accounting method was a one-time, noncash charge to the Company's 1993 net earnings of $2.7 million (net of a $1.7 million deferred tax benefit). Financial Accounting Standard No. 109 requires companies to adopt the liability method of accounting for income taxes. Deferred income taxes were reduced by $3.6 million resulting in a one-time, noncash credit to the Company's net earnings in 1993.

          In the fourth quarter of 1993, effective January 1, 1993, the Company changed its method of calculating the value of assets of its pension plan for purposes of determining annual pension costs under Financial Accounting Standard No. 87. The cumulative effect on years prior to December 31, 1992 is $1.2 million (net of taxes of $0.8 million), which is a one-time, noncash increase in net income for the year 1993. The effect of this change on 1993 results of operations and the pro forma effects on results of operations for 1992 and 1991 are not material. The projected effect of this change on the 1994 results of operations is a reduction in net periodic pension expense of approximately $3 million.

          In response to the reduction in long-term interest rates, effective December 31, 1993, the Company reduced from 8.75 percent to 7.25 percent the discount rate assumption used to develop net periodic pension expense and the actuarial present value of projected benefit obligations of the domestic employee retirement plan. The Company also reduced the discount rate assumption used to determine the accumulated postretirement benefit obligation and interest cost to 7.25 percent effective December 31, 1993. The projected impact of the reduction in the discount rate on the 1994 results of operations is an increase in net periodic pension expense and postretirement medical benefit expense of approximately $5 million.

RESULTS OF OPERATIONS - 1992 VS. 1991

          Nineteen ninety-two results were recorded during a period of slow growth in the industrial sector of the economy, particularly the hydrocarbon, paper and steel industries, the Company's major customers. Despite these conditions, all of the major operating units, both domestic and foreign, contributed to the Company's growth during 1992. For the year ended December 31, 1992, the Company's domestic/foreign sales relationship was 77 percent/23 percent, respectively. Domestic sales increased 4 percent from $533.5 million in 1991 to $557.4 million in 1992 while foreign sales increased 13 percent from $132.1 million to $149.6 million for the same time period.

          Betz PaperChem, Inc. and Betz Process Chemicals, Inc. (ProChem) reported strong years in 1992. In PaperChem's case, sales of treatment programs aimed at solving problems associated with the use of recycled fiber in the papermaking process were particularly strong, while sales of virtually all other major product lines were also healthy. Problems associated with the reformulation of gasoline in order to meet U.S. Clean Air Act and state regulations provided ProChem with new markets and opportunities to expand their existing business.

          The Company's operations which support heavy industry had more modest sales growth in 1992. The combined sales of the Betz Industrial and Betz MetChem Divisions rose approximately 4 percent over the same period in 1991. Betz MetChem provides treatment programs used in metal finishing while Industrial markets our traditional boiler water, cooling water and wastewater treatment programs. Betz MetChem's detackification and NORINSE II (trademark) sales were up to the automotive and coil industries, respectively, while Industrial experienced slower sales gains to the hydrocarbon processing and paper industries. Betz Entec, Inc. reported sales gains in line with 1992 consolidated results.

          The Company's foreign operations performed well during 1992. Operations in Europe posted sales gains in U.S. dollars that were 20 percent higher than 1991's level. Increases in local currencies were 16 percent. Operating subsidiaries in Belgium, Italy, France and Germany all reported strong increases in 1992. The Company's Canadian subsidiary, Betz Inc., reported local currency sales increases of approximately 6 percent, or 1 percent when translated into U.S. dollars.

          Generally weak economic conditions in Canada offset relatively strong sales increases to the paper industry in that country. The remainder of our foreign business, which is served by our International operating group, posted sales increases of 7 percent in both U.S. dollars and local currencies. This operation primarily services the Company's markets in the Pacific and Caribbean.

          In an effort to continue to expand the Company's operations abroad, late in 1992 new operations were established in Venezuela, where there is a substantial market in the hydrocarbon processing and paper industries.

          The Company's gross profit margin increased from 65.0 percent of net sales in 1991 to 65.9 percent of 1992's net sales. The major contributing factors to this increase were increased selling prices, raw material cost decreases and an improved product mix. Selling, research and administrative expenses remained relatively constant as a percent of net sales with 1992's level at 47.3 percent compared to 1991's 47.1 percent.

          Investment and other income decreased $1.8 million as a result of much lower investment yields on the Company's cash. Interest expense remained constant in 1992 as compared to 1991.

LIQUIDITY AND SOURCES OF CAPITAL

          The Company's ratio of current assets to current liabilities was
2.3 at the end of 1993 and 1991 and 2.4 at the end of 1992.

          Net cash provided from operating activities amounted to $120.2 million, $114.7 million and $126.4 million for the years 1993, 1992 and 1991, respectively. The current-year increase in cash provided from operations is mainly the result of decreases in the Company's accounts receivable balances from 1992 to 1993.

          Net cash used in investing activities decreased by $22.4 million in 1993 as compared to 1992. Capital expenditures for the year 1993 were $63.2 million, a $13.0 million decline from the 1992 expenditures. Major projects in 1993 included the completion of a major expansion of the Company's production plant in Beaumont, Texas, the completion of a production plant in France and the start of construction of a production plant in Korea, which is scheduled for completion in 1995. The Company anticipates that capital expenditures for 1994 will be approximately equal to the 1993 level. Investing activities also included $11.7 million of cash proceeds from the sale of long- term investments, primarily preferred stock.

          During 1993, the Company continued its program of treasury stock purchases by acquiring 505,200 shares at an approximate cost of $22.4 million. The purchases are pursuant to an authorization by the Board of Directors in November 1990. Shares repurchased will be used in connection with stock plans and for other corporate purposes. Future purchases will be made through brokers or directly from shareholders at such times as deemed appropriate by the Company's management.

          The Company is a "Potentially Responsible Party" to thirteen waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986. Adequate provision has been made in the financial statements for the Company's portion of the anticipated remediation costs of these sites. While it is not possible to precisely predict future costs in these matters, the Company does not believe that any such assessments would have a materially adverse impact upon its financial position.

          The Company anticipates that present cash and cash equivalents and net cash provided from 1994 operating activities combined with other available financial resources will be sufficient to fund the Company's operating and capital expenditure requirements and to service the dividend and debt requirements of approximately $8.5 million associated with its Employee Stock Ownership Plan.


IMPACT OF INFLATION AND CHANGING PRICES

          The Company attempts to counter the impact of rising costs through timely adjustments of product pricing whenever possible. The Company believes that its substantial use of the LIFO cost method and higher depreciation charges associated with its newer, more costly and improved facilities mitigates the impact of inflation on its reported earnings.



CONSOLIDATED  SUMMARY  OF  OPERATIONS
Betz Laboratories, Inc.
(In thousands, except per share amounts)

                                                       1993      1992      1991      1990      1989      1988
                                                    ------------------------------------------------------------
Net Sales                                            $684,872  $706,972  $665,565  $596,805  $516,669  $447,580
Operating Costs and Expenses:
  Cost of products sold                               237,530   241,396   233,238   214,385   191,782   166,867
  Selling, research and  administrative expenses      329,860   334,312   313,290   278,304   237,426   204,738
  Provision for restructuring                          16,196         -         -         -         -         -
                                                    ------------------------------------------------------------
                                                      583,586   575,708   546,528   492,689   429,208   371,605
                                                    ------------------------------------------------------------
Operating Earnings                                    101,286   131,264   119,037   104,116    87,461    75,975
Other Income (Expense):
  Investment and other income                           2,927     3,228     4,991     4,863     5,007     2,917
  Interest expense                                       (143)     (321)     (218)   (1,580)   (1,548)      (89)
                                                    ------------------------------------------------------------
                                                        2,784     2,907     4,773     3,283     3,459     2,828
                                                    ------------------------------------------------------------
Earnings Before Income Taxes and
  Cumulative Effect of Accounting Changes             104,070   134,171   123,810   107,399    90,920    78,803
Income Taxes                                           40,691    52,124    48,286    41,925    35,060    30,418
                                                    ------------------------------------------------------------
Earnings Before Cumulative Effect
  of Accounting Changes                                63,379    82,047    75,524    65,474    55,860    48,385
Cumulative Effect of Accounting Changes                 2,141         -         -         -         -         -
                                                    ------------------------------------------------------------
Net Earnings                                          $65,520   $82,047   $75,524   $65,474   $55,860   $48,385
                                                    ============================================================
Earnings per Common Share:
  Primary - before cumulative effect
      of accounting changes                           $  2.05         -         -         -         -         -
  Primary-net earnings per Common Share               $  2.12   $  2.71   $  2.47   $  2.12   $  1.76   $  1.57
  Fully Diluted - before cumulative effect
      of accounting changes                           $  1.95         -         -         -         -         -
  Fully Diluted-net earnings per Common Share         $  2.02   $  2.58   $  2.36   $  2.02   $  1.72         -
Cash dividends declared per Common Share              $  1.39   $  1.33   $  1.20   $ 1.045   $  .915   $   .82
Average number of Common Shares:
  Primary                                              28,576    28,474    28,547    28,512    30,224    30,747
  Fully Diluted                                        31,331    31,221    31,306    31,287    31,696         -

Key  Statistics
As Reported in the Company's Annual Reports
  Total assets                                       $521,129  $510,617  $475,844  $427,356  $369,226  $318,535
  Foreign sales                                      $141,611  $149,571  $132,052  $113,562   $92,051   $80,357
  ESOP debt                                           $98,000   $98,500   $99,000   $99,500  $100,000         -
  Sales per employee                                     $166      $170      $167      $162      $151      $142
  Receivables turnover                                56 days   52 days   49 days   50 days   51 days   51 days
  Ratio of net sales to inventory                        18.3      20.2      18.6      15.5      16.4      12.9
  Ratio of net sales to total assets                      1.3       1.4       1.4       1.4       1.4       1.4
  Return on average common equity                       20.6%     28.0%     29.7%     30.1%     25.8%     22.2%
  Return on sales                                        9.6%     11.6%     11.3%     11.0%     10.8%     10.8%
  Sales growth                                          (3.1%)     6.2%     11.5%     15.5%     15.4%     16.0%
  Primary earnings per Common Share growth             (21.8%)     9.7%     16.5%     20.5%     12.1%     21.7%
  Common dividends paid per share growth                 6.2%     12.1%     14.9%     13.5%     11.3%      9.6%





CONSOLIDATED  SUMMARY  OF  OPERATIONS (Continued)
Betz Laboratories, Inc.
(In thousands, except per share amounts)

                                                       1987      1986      1985      1984      1983
                                                    --------------------------------------------------
Net Sales                                            $385,868  $344,377  $319,381  $303,888  $266,983
Operating Costs and Expenses:
  Cost of products sold                               140,807   126,728   117,867   113,683   103,616
  Selling, research and  administrative expenses      177,447   154,307   140,992   129,837   112,389
  Provision for restructuring                               -         -         -         -         -
                                                    --------------------------------------------------
                                                      318,254   281,035   258,859   243,520   216,005
                                                    --------------------------------------------------
Operating Earnings                                     67,614    63,342    60,522    60,368    50,978
Other Income (Expense):
  Investment and other income                           3,049     3,506     4,446     4,391     7,694
  Interest expense                                       (124)      (60)     (104)     (172)     (297)
                                                    --------------------------------------------------
                                                        2,925     3,446     4,342     4,219     7,397
                                                    --------------------------------------------------
Earnings Before Income Taxes and
  Cumulative Effect of Accounting Changes              70,539    66,788    64,864    64,587    58,375
Income Taxes                                           29,905    31,244    28,072    27,850    25,275
                                                    --------------------------------------------------
Earnings Before Cumulative Effect
  of Accounting Changes                                40,634    35,544    36,792    36,737    33,100
Cumulative Effect of Accounting Changes                     -         -         -         -         -
                                                    --------------------------------------------------
Net Earnings                                          $40,634   $35,544   $36,792   $36,737   $33,100
                                                    ==================================================
Earnings per Common Share:
  Primary - before cumulative effect
      of accounting changes                                 -         -         -         -         -
  Primary-net earnings per Common Share               $  1.29   $  1.12   $  1.17   $  1.16   $  1.04
  Fully Diluted - before cumulative effect
      of accounting changes                                 -         -         -         -         -
  Fully Diluted-net earnings per Common Share               -         -         -         -         -
Cash dividends declared per Common Share              $  .745   $   .69   $  .645   $  .575   $  .485
Average number of Common Shares:
  Primary                                              31,403    31,814    31,516    31,586    31,857
  Fully Diluted                                             -         -         -         -         -

Key  Statistics
As Reported in the Company's Annual Reports
  Total assets                                       $286,901  $269,617  $253,704  $220,662  $204,174
  Foreign sales                                       $64,829   $53,228   $44,453   $41,517   $38,286
  ESOP debt                                                 -         -         -         -         -
  Sales per employee                                     $136      $130      $126      $124      $118
  Receivables turnover                                49 days   49 days   49 days   45 days   44 days
  Ratio of net sales to inventory                        15.3      19.3      20.7      21.3      16.5
  Ratio of net sales to total assets                      1.3       1.3       1.3       1.4       1.3
  Return on average common equity                       19.9%     17.8%     20.1%     22.1%     21.7%
  Return on sales                                       10.5%     10.3%     11.5%     12.1%     12.4%
  Sales growth                                          12.0%      7.8%      5.1%     13.8%      4.8%
  Primary earnings per Common Share growth              15.2%     (4.3%)     0.9%     11.5%      7.2%
  Common dividends paid per share growth                 7.4%      7.9%     14.5%     17.0%     14.6%




OFFICERS AND DIRECTORS
Betz Laboratories, Inc.
- - -----------------------------


DIRECTORS

John F. McCaughan
  CHAIRMAN OF THE BOARD,
  BETZ LABORATORIES, INC.

William R. Cook
  PRESIDENT AND CHIEF
  EXECUTIVE OFFICER,
  BETZ LABORATORIES, INC.

John W. Boyer, Jr.
  VICE CHAIRMAN, PHILADEL-
  PHIA SUBURBAN CORPORATION

Patrick F. Brennan
  PRESIDENT, CHIEF EXECU-
  TIVE OFFICER AND CHIEF
  OPERATING OFFICER,
  CONSOLIDATED PAPERS, INC.

Carolyn S. Burger
  PRESIDENT AND CHIEF
  EXECUTIVE OFFICER,
  BELL ATLANTIC-DELAWARE, INC.

George A. Butler
  RETIRED PRESIDENT,
  CORESTATES FINANCIAL CORP

John A. Miller
  CHAIRMAN, EXECUTIVE
  COMMITTEE, PROVIDENT MUTUAL
  LIFE INSURANCE COMPANY

Theodore B. Palmer, 3rd
  RETIRED PRESIDENT AND
  CHIEF EXECUTIVE OFFICER,
  YARWAY CORPORATION

John R. Quarles, Jr., Esq.
  PARTNER, MORGAN, LEWIS &
  BOCKIUS

John A. H. Shober
  VICE CHAIRMAN, PENN
  VIRGINIA CORPORATION

Geoffrey Stengel, Jr.
  PRESIDENT,
  ENVIRITE CORPORATION

Robert L. Yohe
  VICE CHAIRMAN, OLIN
  CORPORATION

ADMINISTRATIVE COMMITTEE

John F. McCaughan, Chairman
William R. Cook


AUDIT COMMITTEE
George A. Butler, Chairman
John W. Boyer, Jr.
John A. Miller
John R. Quarles, Jr.
John A. H. Shober


OFFICERS
John F. McCaughan
William R. Cook
Robert B. Allahand
June B. Barry
William C. Brafford
Dwight P. Davis
Richard A. Heal
Dennis L. Holland
Frederick C. Klaessig
Dr. Hillel Lieberman
William F. Maguire
Richard W. Manna
James R. Marquiss
M. Raymond Matuza
Andrew J. Miciotto
B. C. Moore
Jack A. O'Brien
J. Patrick Prader
Larry V. Rankin
Thomas J. Smith
F. Steven Spoerle
R. Dale Voncanon

PRESIDENTS OF PRINCIPAL
SUBSIDIARIES AND DIVISIONS

Richard A. Heberle
  BETZ INTERNATIONAL, INC.

Dennis L. Holland
  BETZ WATER MANAGEMENT GROUP

Ronald A. Kutsche
  BETZ PROCESS CHEMICALS, INC.
  AND BETZ ENERGY CHEMICALS,
  INC.

Donald M. Loop
  BETZ PAPERCHEM, INC.

J. Donald McWilliam,
Executive Vice President
  BETZ INC.

William A. Micsky
  BETZ METCHEM DIVISION

Joseph J. Perugini
  BETZ ENTEC, INC.

Jan R. Willemse
  BETZ EUROPE, INC.