Form 10-K, Exhibit 13
period 1995-12-31
BETZ LABORATORIES INC
filed 1996-03-29
CIK 11884

FINANCIAL REPORT
Betz Laboratories, Inc.
------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

      The management of Betz Laboratories, Inc. is responsible for the preparation and presentation of the financial statements and other financial information contained in the Annual Report. The financial statements include amounts that are based on management's best estimates and judgments. These statements have been prepared in conformity with generally accepted accounting principles and have been audited by Ernst & Young LLP, independent auditors.

      The Company and its subsidiaries maintain adequate accounting systems and financial controls. The quality and scope of our accounting systems and financial controls are augmented by ongoing internal audit programs. In addition, the Audit Committee of the Board of Directors periodically meets with management, our internal audit group and representatives of Ernst & Young LLP to discuss financial reporting matters as well as to review auditing and internal control procedures.



George L. James, III
Vice President - Finance,
Chief Financial Officer and Treasurer
January 30, 1996